                                                                                                    ----------------------------
                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        OMB APPROVAL
                                                                                                    ----------------------------
---------                                         Washington, D.C. 20549                           OMB Number         3235-0287
FORM 4                                                                                              Expires:   December 31, 2001
---------                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Estimated average burden
                                                                                                    hours per response. . . .0.5
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[ ] Check this box if no     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
    longer subject to        Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
    Section 16. Form 4 or
    Form 5 obligations
    may continue.
    See Instruction 1(b).

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1. Name and Address of Reporting | 2. Issuer Name and Ticker or  Trading Symbol | 6. Relationship of Reporting Person(s) to Issuer
   Person*                       |                                              |        (Check all applicable)
                                 |                                              |
                                 |                                              |  [ ] Director              [X] 10% Owner
   Orbit II Partners, L.P.       |MicroTel International, Inc. OTC.BB: "MCTL.OB"|  [ ]  Officer (give        [ ] Other (specify
- ------------------------------------------------------------------------------|                 title below)            below)
  (Last)       (First)  (Middle) | 3. IRS or Social Security| 4. Statement for  |
                                 |    Number of Reporting   |    Month/Year     |
                                 |    Person (Voluntary)    |                   |
    2 Rector Street, 16th Floor  |                          |      12/00        |        ----------------------------------------
                                 |                          |-----------------------------------------------------------------------
- -------------------------------|                          | 5.If Amendment,   | 7. Individual or Joint/Group Filing
           (Street)              |                          |   Date of Original|    (Check Applicable Line)
                                 |                          |    (Month/Year)   |    [X] Form filed by One Reporting Person
New York     New York     10006  |                          |                   |    [ ] Filed by More than One Reporting Person
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 (City)     (State)        Zip)  | Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security          | 2. Trans-| 3. Trans-    | 4. Securities Acquired     | 5. Amount of   | 6. Owner-   |7. Nature
   (Instr. 3)                 |    action|    action    |    (A) or Disposed of (D)  |    Securities  |    ship     |   of In-
                              |    Date  |    Code      |    (Instr.3, 4 and 5)      |    Beneficially|    Form:    |   direct
                              |   (Month/|    (Instr. 8)|                            |    Owned at    |    Direct   |   Beneficial
                              |    Day/  |-----------------------------------------  |    End of Month|    (D) or   |   Owner-
                              |    Year) |         |    |         |  (A) or |        |                |    Indirect |   ship
                              |          |  Code   | V  |  Amount |  (D)    | Price  |   (Instr.3     |    (I)      |
                              |          |         |    |         |         |        |    and 4)      |    (Instr.4)|   (Instr.4)
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                              |          |         |    |         |         |        |                |             |
Common Stock                  | 12/20/00 |    P    |    | 10,000  |   (A)   |$0.25   |                |     (D)     |
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                              |          |         |    |         |         |        |                |             |
Common Stock                  | 12/20/00 |    P    |    | 20,000  |   (A)   |$0.27   |                |     (D)     |
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                              |          |         |    |         |         |        |                |             |
Common Stock                  | 12/21/00 |    P    |    | 10,000  |   (A)   |$0.27   |                |     (D)     |
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                              |          |         |    |         |         |        |                |             |
Common Stock                  | 12/22/00 |    P    |    | 10,000  |   (A)   |$0.27   |                |     (D)     |
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                              |          |         |    |         |         |        |                |             |
Common Stock                  | 12/26/00 |    P    |    | 15,000  |   (A)   |$0.26   |                |     (D)     |
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                              |          |         |    |         |         |        |                |             |
Common Stock                  | 12/26/00 |    P    |    | 15,000  |   (A)   |$0.27   |                |     (D)     |
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                              |          |         |    |         |         |        |                |             |
Common Stock                  | 12/27/00 |    P    |    | 20,000  |   (A)   |$0.27   |                |     (D)     |
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                              |          |         |    |         |         |        |                |             |
Common Stock                  | 12/27/00 |    P    |    | 20,000  |   (A)   |$0.28   |                |     (D)     |
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                              |          |         |    |         |         |        |                |             |
Common Stock                  | 12/29/00 |    P    |    |  5,000  |   (A)   |$0.35   |                |     (D)     |
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                              |          |         |    |         |         |        |                |             |
Common Stock                  |          |         |    |         |         |        |   2,920,685    |     (D)     |
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                                                                                                                        Page 1 of 2



FORM 4  (continued)      Table  II  -  Derivative   Securities  Acquired, Disposed of, or Beneficially Owned
                         (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of   |2.Conver- |3.Transac-|4.Transac-|5.Number   |6. Date Exer-|7.Title and    |8.Price |9.Number   |10.Owner- |11.Nature
  Derivative |  sion or |  tion    |  tion    |  of Der-  |   cisable   |  Amount of    |  of    |  of Deriv-| ship     |   of
  Security   |  Exercise|  Date    |  Code    |  ivative  |   and Exp-  |  Underlying   |  Deriv-|  ative    | Form of  |   Indirect
  (Instr. 3) |  Price of|          | (Instr.8)|  Securi-  |   iration   |  Securities   |  ative |  Secur-   | Deriv-   |   Benefi-
             |  Deriv-  |  (Month/ |          |  ities    |   Date      |  (Instr.3     |  Secur-|  ities    | ative    |   cial
             |  ative   |  Day/    |          |  Acquired |   (Month/   |  and 4)       |  ity   |  Bene-    | Security:|   Owner-
             |  Security|  Year)   |          |  (A) or   |   Day/Year) |               | (Instr.|  ficially | Direct   |   ship
             |          |          |          |  Disposed |             |               |  5)    |  Owned    | (D) or   |  (Instr.4)
             |          |          |          |  of(D)    |-----------------------------|        |  at End   | Indirect |
             |          |          |          |  (Instr.3,|Date   |Expir|Title|Amount or|        |  of       | (I)      |
             |          |          |          |  4 and 5):|Exer-  |ation|     |Number of|        |  Month    | (Instr.4)|
             |          |          |----------------------|cisable|Date |     |Shares   |        | (Instr.4) |          |
             |          |          | Code | V | (A) | (D) |       |     |     |         |        |           |          |
- --------------------------------------------------------------------------------------------------------------------------------
             |          |          |      |   |     |     |       |      |Common|       |        |           |          |
Warrants     |  $1.00   |          |      |   |     |     |06/20/ |11/25/|Stock | 43,125|        |  43,125   |   (D)    |
             |          |          |      |   |     |     | 00    | 01   |      |       |        |           |          |
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             |          |          |      |    |     |    |       |      |      |       |        |           |          |
             |          |          |      |    |     |    |       |      |      |       |        |           |          |
             |          |          |      |    |     |    |       |      |      |       |        |           |          |
- ----------------------------------------------------------------------------------------------------------------------------------
             |          |          |      |   |     |     |       |      |      |       |        |           |          |
             |          |          |      |   |     |     |       |      |      |       |        |           |          |
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             |          |          |      |   |     |     |       |      |      |       |        |           |          |
             |          |          |      |   |     |     |       |      |      |       |        |           |          |
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             |          |          |      |   |     |     |       |      |      |       |        |           |          |
             |          |          |      |   |     |     |       |      |      |       |        |           |          |
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                                                                                  ORBIT II PARTNERS, L.P.

                                                                                 /s/ Alan S. MacKenzie, Jr.          01/08/00
                                                                               ----------------------------------  -----------------
                                                                                     Alan S. MacKenzie, Jr.,           Date
                                                                                     As General Partner
                                                                               **Signature of Reporting Person
Explanation of Responses:


**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).





Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form  displays a currently valid OMB Number.

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